The undersigned,
Mr. Wauthier de Bassompierre and Ms. Melissa Belo,
Hereby authenticate and acknowledge that we are authorised (i) to submit the Form ID application on behalf of Sofina Capital S.A., a limited liability company incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12, Rue Leon Laval, L-3372 Leudelange, Grand Duchy of Luxembourg, and registered with the register of legal entities under number B 1.363, and (ii) to obtain EDGAR access codes for use in filings with the U.S. Securities and Exchange Commission.
We hereby confirm that all information contained in this Form ID is true, correct, and complete.
We hereby give a power of attorney to Ms. Emilie van de Walle de Ghelcke, Mr. Koen Bauwens, Ms. Melissa Belo and Ms. Marie Aumann, acting individually and with the right of substitution, to: prepare, complete and submit any and all filings, amendments, certifications, and related documents required by the U.S. Securities and Exchange Commission, including but not limited to: form ID; filings (including joint filings); exhibits and supporting documentation; use and apply on behalf of Sofina Capital S.A. any EDGAR access codes (including CIK, CCC, password and PMAC);take any and all actions necessary or desirable in connection with the preparation, signing, and submission of such filings.
This power of attorney shall remain valid until revoked in writing on behalf of Sofina Capital S.A.